Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

of Summit Materials, Inc.:

We consent to the use of our report dated February 18, 2016, with respect to the consolidated balance sheets of Summit Materials, Inc. and subsidiaries as of January 2, 2016 and December 27, 2014, and the related consolidated statements of operations, comprehensive loss, cash flows and changes in redeemable noncontrolling interest and stockholders’ equity for each of the fiscal years in the three-year period ended January 2, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

June 17, 2016